Exhibit 107.1

Form S-8

(Form Type)

NEWEGG COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.021848 per share, to be issued under the 2021 Newegg Commerce, Inc. 2021 Equity Incentive Plan (the “2021 Plan”)	Other(2)	3,455,924	$2.30	(2)	$7,948,625.20	(2)	$110.20 per $1,000,000	$875.94
Equity	Common Shares, par value $0.021848 per share, to be issued pursuant to Notices of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreements under the 2021 Plan granted on November 26, 2021	Other(3)	7,373,196	$18.38	(3)	$135,519,342.48	(3)	$110.20 per $1,000,000	$14,934.23
Equity	Common Shares, par value $0.021848 per share, to be issued pursuant to Notice of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreement under the 2021 Plan granted on July 21, 2022	Other(3)	5,545,780	$3.88	(3)	$21,517,626.40	(3)	$110.20 per $1,000,000	$2,371.24
Total Offering Amounts						$164,985,594.08			$18,181.41
Total Fee Offsets									$0.00
Net Fee Due									$18,181.41

(1)	Represents 16,374,900 common shares, par value $0.021848 per share (“Common Shares”) of Newegg Commerce, Inc. (the “Company”) issuable pursuant to the 2021 Plan, which includes 7,373,196 Common Shares of the Company issuable pursuant to the Notices of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreements granted on November 26, 2021 and 5,545,780 Common Shares of the Company issuable pursuant to the Notice of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreement granted on July 21, 2022. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes Common Shares of the Company in respect of the securities identified in the above table that may become issuable through the 2021 Plan and each of the Notices of Grant of Restricted Stock Units and Restricted Stock Unit Award Agreements as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of the Company on The Nasdaq Capital Market on October 7, 2022, within five business days prior to filing.

(3)	Pursuant to paragraph (h)(1) of Rule 457, based on the market value of restricted stock units as of the date of grant.